Exhibit 11.02

                            EMPLOYMENT AGREEMENT
                            --------------------

      THIS AGREEMENT, dated as of September 26, 2003, by and between IGI, Inc., a Delaware corporation (the "Company"), located at 105 Lincoln Avenue, Buena, New Jersey, 08310, and Michael F. Holick, MD, Ph.D
("Holick") residing at ___________________.

      WHEREAS, the Company wishes to assure itself of the services of Holick as its Vice President of Research and Development and Chief Scientific Officer; and

      WHEREAS, Holick is willing to enter into this Employment Agreement upon the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and agreements set forth herein, the sufficiency of which is acknowledged by the parties, the Company and Holick agree as follows:

      1. Employment. The Company shall employ Holick to serve the Company as its Vice President of Research and Development and Chief Scientific Officer during the Term of Employment as defined in Section 2 of this Agreement set forth below. Holick shall report to the Company's Chief Executive Officer and/or such other person as the Company may direct. Holick's duties shall be consistent with his title as its Vice President of Research and Development and Chief Scientific Officer. Holick shall devote his best efforts and a substantial portion of his business time to advancing the interests of the Company and in execution of his duties and obligations to the Company as its Vice President of Research and Development and Chief Scientific Officer. It is understood that Holick services during the Term of Employment shall be performed primarily in the Boston, Massachusetts and Buena, New Jersey areas or such other area in which the


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Company's offices or business operations are located, subject to such reasonable travel outside such areas and in and outside the United States as performance of his duties and the business of the Company may reasonably require.

      2. Term of Employment. "Term of Employment" is defined and used herein to mean the three (3) year period beginning on the Effective Date of this Agreement as set forth in Section 17 hereof and ending on the third annual anniversary of such Effective Date, unless this Agreement and/or Holick's employment with the Company is terminated earlier thereto in accordance with the terms of Section 4 of this Agreement.

      3.  Compensation and Other Benefits

      (a) From the Effective Date of this Agreement through to December 31, 2003, the Company shall pay Holick a monthly gross salary of $4,000.00, payable in equal installments in accordance with the Company's customary payroll practices then in effect.

      (b) Beginning January 1, 2004, the Company shall pay Holick a monthly gross salary of $8,000.00, payable in equal installments in accordance with the Company's customary payroll practices then in effect.

      (c) During the Term of Employment, Holick may participate subject to eligibility requirements in any 401(k) or other similar deferred compensation plan as in effect from time to time for employees of the Company in accordance with the terms of such plans or programs subject to modification or termination by the Company at any time. Nothing contained in this Agreement obligates and/or requires the Company to create, obtain and/or otherwise maintain any such plans or programs.


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      (d)   During the Term of Employment, Holick shall be entitled as provided herein to participate in any group hospitalization, medical, health and dental insurance plans or programs of the Company now existing or hereafter established for employees of the Company in accordance with the terms of such plans or programs subject to a modification or termination by the Company ("Health Benefits"); provided, however, that Holick shall not be entitled to receive such Health Benefits from the Company at any time during which he is receiving or is eligible to receive or otherwise obtain similar Health Benefits from, by or through Boston University and/or Boston University Medical Center in conjunction with his employment and/or other affiliation therewith. Nothing contained in this Agreement obligates the Company to create, obtain and/or maintain any such Health Benefits plans or programs.

      (e) The Company agrees to reimburse Holick for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies of the Company then in effect.

      4.  Termination of Employment

      (a) Holick's employment shall terminate upon his death, and may be terminated, at the option of the Company upon written notice to Holick (i) as a result of his "disability," as defined in
            Section 4(b) below, (ii) for "cause," as defined in Section 4(c) below; and/or (iii) for "Business Reasons" defined in
            Section 4(d) below.  Such termination shall be


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            effective five (5) days after the Company gives Holick written notice of termination.

      (b) As used herein, "disability" shall mean such physical or mental disability or incapacity of Holick which has substantially prevented him from performing his principal duties hereunder during any period of 90 consecutive calendar days or for a total of 120 calendar days (whether or not consecutive) in any 365-day period. During such period of disability and until notice of termination is given by the Company to Holick under
            Section 4(a), Holick shall continue to receive his compensation and other benefits, if any, as set forth in Section 3 above as in effect at such time, reduced by the amount, if any, of all disability benefits received by Holick during this period, including without limitation any benefits received by Holick from the Social Security Administration or any other state or federal governmental agency and/or benefits provided under any policy of disability insurance covering Holick.

      (c) As used herein, "cause" shall mean (i) willful misconduct involving bad faith by Holick in respect of his duties and obligations under this Agreement, which misconduct causes or was intended by Holick to cause injury to the Company, or (ii) commission of a crime involving moral turpitude which would adversely affect the Company should Holick continue to serve as an employee of the Company. "Cause" shall not include a bona fide disagreement over a corporate policy so long as Holick does not willfully violate on a continuing basis (three times or more in any


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            given year) directions from the Board of Directors, the
            Chairman, the Chief Executive Officer and/or President and provided such directions are consistent with the provisions of this Agreement.

      (d) As used herein "Business Reasons" shall mean that as of December 31, 2003, thee Company and Holick have not entered into a fully executed Exclusive License Agreement pursuant to which Holick exclusively licenses to IGI all rights, title and interests in and to Parathyroid Hormone Related Peptide (PTHrP) and glycoside drugs, including all patents and patent applications claiming the composition or methods of use thereof and all related data and know how thereto ("the Exclusive License Agreement"). As provided herein, if the Company and Holick have not entered into a fully executed Exclusive License Agreement by December 31, 2003, the Company has the right to terminate Holick's employment at any time on or after January 1, 2004.

      (e) On the termination of Holick's employment as a result of death, disability, for cause or for Business Reasons, the Company shall, within ten (10) business days of the Effective Date of the termination as provided in Section 4(a), pay to Holick or to his beneficiaries, personal representative or his Estate, as the case may be, any unpaid salary accrued as of the Effective Date of the termination.

      (f) If Holick's employment is terminated by the Company before the expiration of the Term of Employment for any reason other than death, disability or cause, then Holick shall be entitled to receive, and the


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            Company shall be obligated to pay to Holick, his base salary in effect at such time as set forth in Section 3(a) or 3(b) as the case may be for the shorter of the period of one (1) year or the remainder of the Term of Employment, such base salary to be paid in accordance wit the Company's customary payroll practices on the dates it would have been paid had Holick's employment had not been terminated. All payments made under the terms of this paragraph shall be in full and complete satisfaction of any and all claims Holick may have against the Company, its officers, directors, shareholders, employees, attorneys, agents and representatives relating to his employment with the Company, including without limitation, all claims under this Agreement and under any and all claims under applicable state or federal law.

      5.  Confidentiality and Restrictive Covenants

      (a) Holick shall not, at any time during the Term of Employment or for a period of three (3) years thereafter, solicit or permit any business of which he is an owner, partner, shareholder, member, manager or executive to solicit any employee or former employee of the Company or any of its affiliates, to leave its employ or join the employ of another, then or at a later time.

      (b) During the Term of Employment and for a period of three (3) years thereafter, Holick shall not, directly or indirectly, solicit any of the current or potential customers of the Company.


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      (c)   Except as required in the performance of his duties to the
            Company, or as authorized in writing by the Company, Holick shall not at any time, during or after the Term of Employment, disclose or use, directly or indirectly, any confidential information belonging to or used by the Company of which Holick shall obtain knowledge by reason of his employment hereunder. All such confidential information shall be retained by Holick in trust in a fiduciary capacity for the sole benefit of the Company. Such confidential information includes, but is not limited to, information with respect to marketing, advertising and sales presentation methods and materials, customer and supplier lists, external and internal business forms, manuals, corporate planning, manufacturing, distribution and marketing processes, procedures, devices and materials utilized by the Company in providing goods to customers, plans for expansion into new areas or markets and information regarding internal operations together with all written and graphic materials relating to all or any part of the same. This restriction may not and shall not be used by the Company to challenge any employment of Holick following the termination of his employment with the Company based upon information which has become part of Holick's general knowledge.

      (d) Upon termination of the Term of Employment or at any other time as the Board of Directors of the Company may request, Holick shall promptly deliver to the Company all confidential data and materials in his possession, including, but not limited to, sales presentation materials,


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            other internal and external business forms, manuals,
            correspondence, notes and customer and supplier lists together with all copies thereof, and Holick shall not make or retain any copy or extract of any of the foregoing.

      (e)   Holick acknowledges and agrees that the provisions of this
            Section 5 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Holick further acknowledges and agrees that his breach of any of the restrictive covenants contained in this Section 5 can cause irreparable damage to the Company for which the remedy at law would not be adequate. Accordingly, in addition to any other remedy provided by law or equity, the Company shall be entitled to injunctive relief restraining Holick from any actual or threatened violation of this Section 5 or any other appropriate decree of specific performance (without any bond or other security being required), including, without limitation, any injunction restraining Holick from rendering any services to any person or entity in competition with the then business being conducted by the Company to whom all or any part of any confidential information and materials has been disclosed by Holick.

      (f) The provisions contained in this Section 5 as to the time periods, scope of activities, persons or entities affected and territories restricted shall be deemed divisible so that, if any provision contained in this Section 5 is determined to be invalid or unenforceable, such provisions shall be


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            deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

      6. Notices. Any and all notices and other communications under this Agreement shall be given in writing and shall be sent to the addresses set forth below, or at such other address as may be designated in writing hereafter by Holick and/or the Company in accordance with the terms hereof. If mailed, such notice, demand or request shall be made by certified or registered mail, and deposited in any post office station or letter-box, enclosed in a postage paid envelope and shall be deemed to have been made on the third (3rd) business day following posting as aforesaid. If commercially sent, the party giving such notice shall use a recognized, overnight commercial courier service and notice shall be deemed to have been made on the day following actual delivery of such notice to the commercial carrier. If sent by facsimile transmission, the party sending the transmission shall send it to the facsimile number, if any, set forth below, or to such other number as a party thereto shall direct by written notice given in accordance with this Section 6. Delivery shall be deemed to have been made on the day that the facsimile transmission occurred if received prior to 4:00 p.m. on a business day at the place of receipt, otherwise on the following business day.

                  (a) To Holick

                        Dr. Michael F. Holick
                        _________________
                        _________________

                        Fax no. _______________


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                  (b) To the Company

                        Frank Gerardi
                        Chairman & Chief Executive Officer
                        IGI, Inc.
                        105 Lincoln Avenue
                        Buena, New Jersey 08310

                        Fax No.: (856) 697-1441

                        With a copy to:

                        Diane L. Mulligan, Esq.
                        Edell & Associates, P.C.
                        1776 On the Green - 8th Floor
                        67 Park Place
                        Morristown, New Jersey 07960

                        Fax No.: (973) 605-1812

      7. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous proposal negotiations, representations, commitments, writings and all other communications between the parties, both oral and written

      8. Assigns and Successors This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assignees. This Agreement shall not be assignable except only by the Company to any corporation resulting from the reorganization, merger or consolidation of the Company with any other corporation or any corporation to which the Company may sell all or substantially all of its assets.

      9. Severability If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not


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affect the validity or enforceability of any other part or provision of this which shall continue in full force and effect.

      10. Modification This Agreement may be amended or modified only by a written instrument signed by both the Company and Holick.

      11. Governing Law; Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties hereto each expressly submit themselves and consent to the jurisdiction of the state and federal courts of New Jersey with respect to any action that may be commenced relating in any way to this Agreement.
The parties hereto each further agree that service of process with respect to any judicial action between the parties relating to this Agreement shall be deemed made when sent via ordinary United States mail to the parties at addresses set forth above in Section 6. In the event either party is required to incur legal fees and costs in seeking enforcement of this Agreement, the prevailing party shall be entitled to recover from the other party any and all such legal fees and costs so incurred.

      12. Headings Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

      13. Waiver The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      14.  Interpretation

      (a) All references in this Agreement to the plural shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. The words "hereof", "herein", "hereunder", "this Agreement", "the Agreement" and words of similar import when used in this Agreement shall


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            refer to this Agreement as a whole and not any particular
            provision of this Agreement unless the context otherwise requires. The word "including" when used in this Agreement shall mean "including, without limitation". "And" and "or" as used in this Agreement shall be interpreted conjunctively and shall not be interpreted disjunctively to exclude any information otherwise within the scope thereof.

      (b) Any reference in this Agreement to any corporate and/or other business entity shall include and extend to the benefit of such corporate and/or other business entities' predecessors, successors, subsidiaries, affiliates, assigns and/or any and all of their respective past and present agents, attorneys, representatives, officers, directors, employees, representatives, independent contractors, accountants and shareholders, as if same were named individually herein.

      15. Neutral Construction This Agreement is the product of negotiations between the parties and shall be construed neutrally, without regard to the identity of the party who drew it.

      16. Counterpart Execution This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      17. Effective Date The Effective Date of this Agreement is September 26, 2003.

      IN WITNESS WHEREOF, the parties hereunto set their hands and seals this 26th day of September 2003.

                                       IGI,  INC.


                                       By: /s/ Frank Gerardi
                                           --------------------------------
                                           Frank Gerardi
                                           Chairman & Chief Executive Officer


                                           /s/ Michael F. Holick, MD, Ph.D
                                           --------------------------------
                                           Michael F. Holick, MD, Ph.D


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